Exhibit 99.1

Date: August 15, 2022

News Release – Investor Update

Parks! America, Inc. Reports Q3 and YTD Fiscal 2022 Results

●	Reported Q3 and YTD fiscal 2022 attendance based net sales decline 5.4% and 9.5%, respectively
●	YTD comparable 39-week attendance based net sales decrease 7.4%
●	YTD comparable 39-week attendance based net sales increase 50.4% versus fiscal 2019 pre-COVID comps
●	Q3 and YTD fiscal 2022 attendance based net sales second highest in Company history
●	Record YTD fiscal 2022 per capita of $37.52, up $5.61 versus fiscal 2019 pre-COVID comp, driven by new animal encounters, and expanded retail and concession offerings
●	Record capital investment spending continues

PINE MOUNTAIN, Georgia, August 15, 2022 – Parks! America, Inc. (OTCPink: PRKA), today announced the results for its third fiscal quarter and nine months ended July 3, 2022.

Third Quarter Fiscal 2022 Highlights

Reported total net sales for the fiscal quarter ended July 3, 2022 were $3.64 million, a decrease of $229,775, compared to the three month period ended July 4, 2021. Our Parks’ combined attendance based net sales decreased by $204,622 or 5.4%, and animal sales decreased by $25,153.

The Company reported net income of $718,712 or $0.01 per basic share and per fully diluted share, for the three month period ended July 3, 2022, compared to a net income of $1.27 million or $0.02 per basic share and per fully diluted share, for the three month period ended July 4, 2021, resulting in a decrease of $548,121. The decrease in the Company’s third fiscal quarter net income is primarily attributable to lower attendance based net sales and animal sales, and higher advertising, compensation, insurance, and general operating expenses, a legal settlement charge and a gain on extinguishment of debt in the prior year, partially offset by higher other income, lower interest expense and lower income taxes.

Excluding the after-tax impact of the settlement loss for the third fiscal quarter ended July 3, 2022 and the non-taxable gain on extinguishment of debt for the third fiscal quarter ended July 4, 2021, net income decreased by $410,504.

Nine Months Fiscal 2022 Highlights

The Company’s 2022 fiscal year will be comprised of 52-weeks, compared to its 2021 fiscal year which was comprised of 53-weeks. The extra week in the Company’s 2021 fiscal year occurred in the three months ended January 3, 2021. As such, attendance based net sales analyses for the nine months ended July 3, 2022 will include comparable 39-week sales comparisons, in addition to reported sales comparisons.

Reported total net sales for the nine month period ended July 3, 2022 were $7.68 million, a decrease of $901,825, compared to the nine month period ended July 4, 2021. Our Parks’ combined attendance based net sales decreased by $805,327 or 9.5%, and animal sales decreased by $96,498. On a comparable 39-week basis, attendance based net sales decreased by $608,721 or 7.4%.

The Company reported net income of $245,082 or $0.00 per basic share and per fully diluted share, for the nine month period ended July 3, 2022, compared to a net income of $2.03 million or $0.03 per basic share and per fully diluted share, for the nine month period ended July 4, 2021, resulting in a decrease of $1.79 million. The decrease in the Company’s net income for the nine months ended July 3, 2022 is primarily attributable to lower attendance based net sales and animal sales, and higher compensation, advertising, special event, insurance, and general operating expenses, a legal settlement charge and a gain on extinguishment of debt in the prior year, partially offset by higher other income, lower interest expense and lower income taxes.

Excluding the after-tax impact of the settlement loss for the nine month period ended July 3, 2022 and the non-taxable gain on extinguishment of debt for the nine month period ended July 4, 2021, net income decreased by $1.52 million.

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Balance Sheet and Liquidity

The Company had working capital of $4.38 million as of July 3, 2022, compared to $5.7 million as of October 3, 2021 and $5.0 million as of July 4, 2021. The Company had total debt of $5.45 million as of July 3, 2022, compared to $5.66 million as of October 3, 2021 and $5.83 million as of July 4, 2021. The Company’s debt-to-equity ratio was 0.37 to 1.0 as of July 3, 2022, compared to 0.39 to 1.0 as of October 3, 2021 and 0.42 to 1.0 as of July 4, 2021.

Fiscal 2022 Commentary

“Our fiscal third quarter and nine months results reflect similar factors,” commented Dale Van Voorhis, Chairman and Interim CEO. “We believe our attendance based sales have been unfavorably impacted by various factors including the full reopening of other family entertainment venues, general economic conditions impacting family budgets, and weather conditions. We have also made planned investments in advertising and staffing, and overall our expenses have been impacted by the current inflationary environment.

“On a comparable 39-week basis, our attendance based net sales for the nine months ended July 3, 2022 decreased 7.4%. In comparison to the pre-COVID-19 comparable 39-weeks in our 2019 fiscal year, combined attendance based net sales for our Georgia and Missouri Parks increased 50.4%,” commented Mr. Van Voorhis. “Compared to 2019, we have also seen a roughly 18% increase in our per capita revenue, largely attributable to expanded concessions and retail offerings, the introduction of private animal encounters, and opportunistic pricing. We believe the attendance gains we have experienced and improvements we have instituted since 2019 illustrate that we have established a solid base on which to continue to grow our business in the future.

“Our 2022 fiscal year continues to be one of transition as we begin the process of transforming all three of our Parks by way of increased capital investment. Based on our latest estimates, we will invest a record of roughly $1.75 million toward a variety of projects this fiscal year. These projects include a new Grison Exhibit, an improved Marmoset/Tamarin Exhibit, and a new party pavilion at our Georgia Park, significant progress on a new Otter Exhibit at our Missouri Park, and a variety of infrastructure improvements at our Texas Park, as we ready that facility to introduce full concessions in our 2023 fiscal year. We have also introduced various animal encounters at all three of our Parks during 2022, along with the supporting capital improvements. However, due to various factors, the announced new Giraffe Exhibit at our Georgia Park will not be completed until at least the spring of 2023. Though this major improvement has been delayed, we believe this Giraffe Exhibit will be a showcase attraction and the cornerstone of future growth for our Georgia Park.

“We are focused on finishing our 2022 fiscal year strong, maintaining a very healthy balance sheet, and making investments we believe will continue to build a solid foundation on which to grow our business for many years to come. I want to highlight the accomplishments of the exceptional teams at each of our Parks. Their hard work and special projects this year include the introduction of extended private animal encounters at each of our Parks, the first year of Corn Maze and Christmas Lights seasonal programs at our Missouri Park, and the introduction of vehicle rental programs at our Missouri and Texas Parks. Significantly, each of our Parks continues to receive local and national recognition for being among the top attractions for families, including TripAdvisor’s 2022 Travelers’ Choice Award for both our Georgia and Missouri Parks.

“Finally, I express my thanks to our investors for your continuing support, and we welcome you to stop in for a visit at any one of our Parks for an up close look at our ongoing improvements.”

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates three regional theme parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, the Wild Animal Safari theme park located in Strafford, Missouri, as well as the Aggieland Wild Animal Safari theme park, located near Bryan/College Station, Texas, which was acquired on April 27, 2020.

Additional information, including our Form 10-K for the fiscal year ended October 3, 2021, is available on the Company’s website, http://www.animalsafari.com.

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Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains certain “forward-looking statements” within the meaning of U.S. securities laws. You are cautioned to not place undue reliance on these forward-looking statements; actual results or outcomes could differ materially due to factors including, but not limited to: general market conditions, adverse weather, and industry competition. Additional risks have been added to the Company’s business by the near-term and long-term impacts of the COVID-19 pandemic on the operations of its Parks, including customers perceptions of engaging in the activities involved in visiting its Parks, its ability to hire and retain associates in light of the issues posed by the COVID-19 pandemic, and its ability to maintain sufficient cash to fund operations due to the potential negative impact on its revenues associated with disruptions in demand as a result of the pandemic. The Company believes that expectations reflected in forward-looking statements are reasonable, however it can give no assurances that such expectations will be realized, and actual results could differ materially. The Company assumes no obligation to update any of these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements, except as required by applicable law. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended October 3, 2021.

Contact: Todd R. White

Chief Financial Officer

(706) 663-8744

todd.white@animalsafari.com

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PARKS! AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months and Nine Months Ended July 3, 2022 and July 4, 2021

	For the three months ended		For the nine months ended
	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021
Net sales	$3,619,240	$3,823,862	$7,645,743	$8,451,070
Sale of animals	25,085	50,238	29,914	126,412
Total net sales	3,644,325	3,874,100	7,675,657	8,577,482

Cost of sales	461,086	496,406	1,086,763	1,066,253
Selling, general and administrative	1,880,438	1,514,013	5,414,094	4,251,507
Depreciation and amortization	192,575	183,883	578,225	523,890
Legal settlement	100,000	-	100,000	-
(Gain) loss on disposal of operating assets	(11,160)	10,320	(29,160)	41,041
Income from operations	1,021,386	1,669,478	525,735	2,694,791

Other income, net	22,030	16,996	68,322	44,315
Gain on extinguishment of debt	-	64,617	-	189,988
Interest expense	(65,804)	(91,958)	(202,475)	(267,578)
Income before income taxes	977,612	1,659,133	391,582	2,661,516

Income tax provision	258,900	392,300	146,500	628,700
Net income	$718,712	$1,266,833	$245,082	$2,032,816

Income per share - basic and diluted	$0.01	$0.02	$0.00	$0.03

Weighted average shares outstanding (in 000’s) - basic and diluted	75,227	75,124	75,173	75,084

PARKS! AMERICA, INC. AND SUBSIDIARIES

ATTENDANCE BASED NET SALES BY PARK

	Reported				Comparable 39-Weeks
	For the three months ended		For the nine months ended		For the nine months ended
	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021
Georgia	$2,512,363	$2,716,847	$5,159,261	$5,846,750	$5,159,261	$5,714,198
Missouri	517,589	618,185	1,017,696	1,151,012	1,017,696	1,125,893
Texas	589,288	488,830	1,468,786	1,453,308	1,468,786	1,414,373
Total attendance based sales	$3,619,240	$3,823,862	$7,645,743	$8,451,070	$7,645,743	$8,254,464

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PARKS! AMERICA, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURE - ADJUSTED NET INCOME (1)

For the Three Months and Nine Months Ended July 3, 2022 and July 4, 2021

	For the three months ended		For the nine months ended
	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021
Net income	$718,712	$1,266,833	$245,082	$2,032,816
Legal settlement	100,000	-	100,000	-
Tax impact - legal settlement	(27,000)	-	(27,000)	-
Gain on extinguishment of debt	-	(64,617)	-	(189,988)
Adjusted net income	$791,712	$1,202,216	$318,082	$1,842,828

(1) Reconciliation of Non-GAAP Disclosure Item - Adjusted Net Income

Adjusted net income for the three and nine month periods ended July 3, 2022, excludes a legal settlement charge associated an employment contract dispute related to a former officer of the Company. Adjusted net income for the three and nine month periods ended July 4, 2021, exclude a gain on extinguishment of debt associated with the forgiveness of Paycheck Protection Program loans.

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PARKS! AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of July 3, 2022, October 3, 2021 and July 4, 2021

	July 3, 2022	October 3, 2021	July 4, 2021
ASSETS
Cash	$5,299,849	$6,654,348	$5,959,859
Accounts receivable	3,877	4,469	14,822
Inventory	587,674	314,103	361,418
Prepaid expenses	275,059	175,248	73,290
Total current assets	6,166,459	7,148,168	6,409,389

Property and equipment, net	14,717,486	13,806,868	13,936,038
Right of use asset, net	309,661	-	-
Intangible assets, net	10,141	10,966	10,966
Other assets	16,974	15,974	15,974
Total assets	$21,220,721	$20,981,976	$20,372,367

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable	$310,740	$221,414	$210,146
Other current liabilities	589,127	531,347	529,877
Current portion of finance lease obligation	158,852	-	-
Current portion of long-term debt, net	724,239	699,483	665,019
Total current liabilities	1,782,958	1,452,244	1,405,042

Long-term portion of finance lease obligation	152,820	-	-
Long-term debt, net	4,413,406	4,960,180	5,163,503
Total liabilities	6,349,184	6,412,424	6,568,545

Stockholders’ equity
Common stock	75,227	75,124	75,124
Capital in excess of par	4,987,762	4,934,212	4,934,212
Treasury stock	-	(3,250)	(3,250)
Retained earnings	9,808,548	9,563,466	8,797,736
Total stockholders’ equity	14,871,537	14,569,552	13,803,822
Total liabilities and stockholders’ equity	$21,220,721	$20,981,976	$20,372,367

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